   As filed with the Securities and Exchange Commission on December 6, 2000
                                                      Registration No. 333-_____


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            TANISYS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


             Wyoming                                  74-2675493
   (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                 Identification No.)


                             12201 Technology Blvd.
                                   Suite 125
                            Austin, Texas 78727-6101
                                 (512) 335-4440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             1993 STOCK OPTION PLAN

                        1997 NON-EMPLOYEE  DIRECTOR PLAN
                           (Full title of the plans)

                               Charles T. Comiso
                             12201 Technology Blvd.
                                   Suite 125
                            Austin, Texas 78727-6101
                                 (512) 335-4440
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   A copy to:

                                Thomas W. Adkins
                         Bracewell & Patterson, L.L.P.
                         111 Congress Ave., Suite 2300
                              Austin, Texas 78701
                                 (512)494-3640

                              CALCULATION OF REGISTRATION FEE

=========================================================================================================
          Title of                              Proposed maximum      Proposed maximum        Amount of
       securities to           Amount to be      Offering price      aggregate offering     registration
       be registered           registered(1)      per share(2)            price(2)             fee(2)
---------------------------------------------------------------------------------------------------------
      Common Stock,              7,000,000
      no par value                 shares             $1.32            $9,240,000.00         $2,439.36
=========================================================================================================

(1) Represents the number of shares of Common Stock authorized for issuance under the Registrant's plans referred to above (the "Plans"). This Registration Statement shall also include an indeterminable number of additional shares of Common Stock issuable pursuant to the antidilution provisions of the Plans.
(2) Calculated pursuant to Rule 457(h) based on (i) the average of the high and low sale prices of the Common Stock on December 6, 2000 for the shares not presently under option and (ii) the average price per share at which options granted under the Plan are exercisable for shares of stock presently under option.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registration Information and Employee Plan Annual Information.*

* The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act.

  PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  The following materials previously filed by Tanisys Technology, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1999, March 31, 2000 and June 30, 2000; the Company's Current Reports on Form 8-K dated January 12, 2000 and May 23, 2000; and the description of the Common Stock of the Company contained in the registration statement on Form 10 filed on November 27, 1996, as amended by the Company's Form 10/A filed on December 6, 2000. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the Common Stock registered hereunder has been sold or which deregisters all Common Stock then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  Not applicable.

Item 6.  Indemnification of Directors and Officers.

(a)  Bylaws and Articles of Incorporation

The Company's Bylaws provide that the Company shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Company may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, amendment, vote of stockholders or otherwise.

The Company's Articles of Incorporation provide that no director shall be personally liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 17-16-834 of the Wyoming Business Company Act (the "WBCA") or any amendment thereto or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Company or its shareholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, (iv) shall have derived an improper personal benefit, or (v) shall have voted for or assented to a distribution made in violation of Section 17-16-640 of the WBCA or the Articles of the Company if it is established that he did not perform his duties in compliance with Section 17-16-830 of the WBCA.

(b)  Wyoming Business Corporation Act

The WBCA includes the following provisions:

17-16-850.  Subarticle definitions.

  (a)  In this subarticle:

         (i) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger;

         (ii) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" or

         "officer" includes, unless the context requires otherwise, the estate or personal representative of a director or officer;

         (iii) "Disinterested director" means a director who, at the time of a vote referred to in W.S. 17-16-853(c) or a vote or selection referred to in W.S. 17-16-855(b) or (c), is not:

               (A)  A party to the proceeding; or

               (B) An individual having a familial, financial, professional or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

         (iv)  "Expenses" includes counsel fees;

         (v) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

         (vi) "Party" means an individual who was, is or is threatened to be made, a defendant or respondent in a proceeding;

         (vii) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

17-16-851.  Authority to indemnify.

  (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

         (i)   He conducted himself in good faith; and

         (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and

         (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

         (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

  (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph
(a)(ii) of this section.

  (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

  (d) Unless ordered by a court under W.S. 17-16-854(a)(iii), a corporation may not indemnify a director under this section:

       (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

       (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

  (e)  Repealed By Laws 1997, ch. 190, (S) 3.

17-16-852.  Mandatory indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

17-16-853.  Advance for expenses.

  (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

         (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

        (ii) His written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under W.S.17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851.

        (iii)  Repealed By Laws 1997, ch. 190, (S) 3.

  (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

  (c)  Authorizations under this section shall be made:

         (i)   By the board of directors:

                 (A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

                 (B) If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

         (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

17-16-854. Court-ordered indemnification and advance for expenses.

  (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

         (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

         (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S.17-16-858(a); or

         (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

               (A)  To indemnify the director; or

               (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S. 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

  (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

17-16-855.  Determination and authorization of indemnification.

  (a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

  (b)  The determination shall be made:

         (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

         (ii)  Repealed By Laws 1997, ch. 190, (S) 3.

         (iii) By special legal counsel:

                 (A) Selected in the manner prescribed in paragraph (i) of this subsection; or

                 (B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

         (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

  (c) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.



17-16-856.  Officers.

  (a) A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

         (i)   To the same extent as a director; and

         (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

                 (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

                 (B)  Liability arising out of conduct that constitutes:

                         (I) Receipt by him of a financial benefit to which he is not entitled;

                         (II) An intentional infliction of harm on the corporation or the shareholders; or

                         (III) An intentional violation of criminal law.

         (iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

  (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

  (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

17-16-857.  Insurance.

A corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under this subarticle.


17-16-858.  Variation by corporate action; application of subarticle.

  (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with W.S.17-16-851 or advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in W.S. 17-16-853(c) and 17-16-855(c). Any provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

  (b) Any provision pursuant to subsection (a) of this section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders of a predecessor of the corporation in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by W.S. 17-16-1106(a)(iii).

  (c) A corporation may, by provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this subarticle.

  (d) This subarticle does not limit a corporation's power to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness in a proceeding at a time when he is not a party.

  (e) This subarticle does not limit a corporation's power to indemnify, advance expenses to or provide or maintain insurance on behalf of an employee or agent.

17-16-859.  Exclusivity of subarticle.

A corporation may provide indemnification or advance expenses to a director or an officer only as permitted by this subarticle.

(c)  Directors' and Officers' Insurance

  The Company maintains a policy of liability insurance covering its directors and officers against losses resulting from wrongful acts committed by them in their official capacities, including liabilities arising under applicable securities laws.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

  Exhibits incorporated herein by reference are indicated by a parenthetical indicating the filing from which such exhibit is incorporated.

  Exhibit
  Number  Description of Exhibit
  ------  ----------------------

  4.1     Articles of Incorporation of Tanisys Technology, Inc., as amended

  4.2 Restated Bylaws of Tanisys Technology, Inc. (Exhibit 3.5 to Form 10 filed November 27, 1996)

  4.3     Tanisys Technology, Inc. 1993 Stock Option Plan, as amended

  4.4     Tanisys Technology, Inc. 1997 Non-Employee Director Plan, as amended

  4.5     Form of Automatic Director Gant

   5      Opinion of Bracewell & Patterson, L.L.P.

  23.1    Consent of Bracewell & Patterson, L.L.P. (contained in Exhibit 5)

  23.2    Consent of Arthur Andersen LLP

  23.3    Consent of Brown, Graham and Company P.C.

  24      Powers of Attorney (contained on signature page)

Item 9.  Undertakings

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 promulgated under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, and State of Texas, on November 20, 2000.

                         TANISYS TECHNOLOGY, INC.


                         By: /s/ Charles T. Comiso
                            -----------------------------------------
                            Charles T. Comiso
                            President and Chief Executive Officer

  Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Charles T. Comiso his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name:                      Date:                   Title:


/s/ Charles T. Comiso      November 20, 2000      Director, President and
-------------------------                          Chief Executive Officer
 Charles T. Comiso                                 (Principal executive officer)

/s/ Terry W. Reynolds      November 20, 2000      Vice President of Finance
-------------------------                          (Principal financial officer
 Terry W. Reynolds                                 and principal accounting

/s/ Parris H. Holmes, Jr.  November 20, 2000      Chairman of the Board
-------------------------                          of Directors
 Parris H. Holmes, Jr.

/s/ Gordon H. Matthews     November 20, 2000      Director
-------------------------
 Gordon H. Matthews

/s/ Theodore W. Van Duyn   November 20, 2000      Director
-------------------------
 Theodore W. Van Duyn

                                 EXHIBIT INDEX

Exhibit
Number    Description of Exhibit
------    ----------------------

4.1       Articles of Incorporation of Tanisys Technology, Inc., as amended

4.2 Restated Bylaws of Tanisys Technology, Inc. (Exhibit 3.5 to Form 10 filed November 27, 1996)

4.3       Tanisys Technology, Inc. 1993 Stock Option Plan, as amended

4.4       Tanisys Technology, Inc. 1997 Non-Employee Director Plan, as amended

4.5       Form of Automatic Director Grant

5         Opinion of Bracewell & Patterson, L.L.P.

23.1      Consent of Bracewell & Patterson, L.L.P. (contained in Exhibit 5)

23.2      Consent of Arthur Andersen LLP

23.3      Consent of Brown, Graham and Company P.C.

24        Powers of Attorney (contained on signature page)